EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-127275 and 333-104343 on Form S-8 of Harrington West Financial Group, Inc. of our report dated March 30, 2009, which is included in the Annual Report on Form 10-K of Harrington West Financial Group, Inc. for the year ended December 31, 2008.
/s/ Crowe Horwath LLP
Sherman Oaks, California
March 30, 2009